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                                                                    EXHIBIT 10.8

[TESSERA LOGO]
                                                            Tessera Confidential

                               BUSINESS AGREEMENT

This Business Agreement is entered into as of June 19, 2000 (the "Effective Date"), between Tessera, Inc., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose, CA, 95134, USA, and EEMS Italia, SpA, a corporation organized under the laws of Italy having a principal place of business at Viale Delle Scienze, 5, 02015 Cittaducale, Rieti, Italy.

WHEREAS, Tessera, Inc. ("Tessera") owns certain semiconductor integrated circuit ("IC") packaging technologies, one of which it calls TCC(R) technology and another of which it calls uBGA(R) technology, along with related IC tape design and mounting technology it calls TCMT technology, where said technologies include manufacturing processes, package device designs and specifications, including design rules and certain other proprietary information and technology required to manufacture TCC packages;

WHEREAS, EEMS Italia, SpA ("EEMS") manufactures and sells packaged semiconductor integrated circuits and related devices and has previously entered into a TCC License Agreement with Tessera, dated September 24, 1999 (the "TCC License Agreement");

WHEREAS, EEMS desires that its newly formed, wholly-owned subsidiary, EEMS Singapore Pte. Ltd. ("ESPL"), purchase the business and certain assets of Tessera's wholly owned subsidiary, Tessera Technology Pte. Ltd. ("TTPL") pursuant to a Business and Asset Sale and Purchase Agreement between ESPL and TTPL (the "Purchase and Sale Agreement"), of even date herewith; and

WHEREAS, EEMS desires to exercise a royalty buy-down option under the TCC License Agreement, and EEMS desires to purchase technical services from Tessera related to the Purchase and Sale Agreement.

       1. DEFINITIONS. Capitalized terms used in this Agreement and not defined herein shall have the meanings stated in the TCC License Agreement and the Purchase and Sale Agreement.

       1.1    "Closing" shall have the meaning set forth in Section 5.

       1.2    "Closing Date" shall have the meaning set forth in Section 5.

       1.3    "ESPL 2000 Revenues" shall have the meaning set forth in Section
              4.3.

       1.4    "First Service Period" shall have the meaning set forth in Section
              2.3.

       1.5    "Joint Development Agreement" shall have the meaning set forth in
              Section 7.2.

       1.6    "Refund Amount" shall have the meaning set forth in Section 4.3.



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       1.7    "Open Service Balance" shall have the meaning set forth in Section
              2.1.

       1.8    "Royalty Buy-Down Price" shall have the meaning set forth in
              Section 3.

       1.9    "Second Service Period" shall have the meaning set forth in
              Section 2.3.

       1.10   "Service Amount" shall have the meaning set forth in Section 2.1.

       1.11   "Technical Services" shall have the meaning set forth in Section
              2.2.

2.     SALE OF TECHNICAL SERVICES

       2.1 Purchase of Technical Services. EEMS agrees to purchase Technical Services from Tessera in an amount valued at [*] U.S. DOLLARS [*] (US$[*]) (the "Service Amount"). Tessera will provide Technical Services in response to requests from EEMS in types, amounts and schedules to be agreed upon at the hourly rates set forth in Schedule 2.1. The term "Open Service Balance" shall mean the portion of the Service Amount paid to Tessera by EEMS, which amount will be reduced at any point in time by the cumulative price of the Technical Services provided to EEMS by Tessera and the cumulative price of the Technical Services forfeited as provided by Section 2.3, and represents the price of Technical Services still to be received by EEMS.

       2.2 Technical Services. "Technical Services" shall consist of services relating to the design, failure analysis, reliability testing, and modeling of semiconductor packages and fabrication methods. Upon mutual agreement, a portion of the Technical Services may be provided in the form of one or more training sessions. The Technical Services may include mutual third party customer support at customers such as IBM (Taurus), Infineon (assembly business for uBGA(R) devices and adoption of the 4.0 process), ST Microelectronics (16 and 32 meg flash), Micron Technology and others.

       2.3 Duration of Technical Services. Tessera shall provide Technical Services during the period commencing on the Closing Date and ending on September 30, 2000 (the "First Service Period") and the period commencing on October 1, 2000 and ending on September 30 , 2002 (the "Second Service Period"). During each three (3) month period of the Second Service Period, EEMS agrees to use or forfeit Technical Services valued at eight percent (8%) of the Service Amount. If EEMS has not used [*] U.S. DOLLARS (US$[*]) of Technical Services by March 31, 2002, the amount of the Open Service Balance on that date shall be forfeited. In the event that there is any remaining unused portion of the Open Service Balance at the end of the Second Service Period, such portion shall be forfeited.


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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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3.     ROYALTY BUY-DOWN.

       EEMS shall exercise the royalty buy-down option at Closing, pursuant to Paragraph III.D of the TCC License Agreement, by paying Tessera [*] U.S. DOLLARS (US$[*]) (the "Royalty Buy-Down Price"). Upon receipt of this Royalty Buy-Down Price, the royalty rate paid by EEMS under such TCC License Agreement shall be reduced in accordance with the terms of the TCC License Agreement.

4.     PAYMENT.

       4.1 Service Amount and Royalty Buy-Down Prices. EEMS shall pay [*] U.S. DOLLARS (US$[*]) of the Service Amount and the Royalty Buy-Down Price to Tessera by separate wire transfers on the Closing Date to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.:
6450148359, Routing No. 122000496, International Swift Code: BOFCUS33MPK, or such other bank or account as Tessera may designate. Upon depletion of the Open Service Balance or March 31, 2002, whichever occurs first, EEMS shall pay the balance of the Service Amount (the Service Amount, less U.S.$1,000,000.00) to Tessera by wire transfer as described above.

       4.2 Invoices for Technical Services. Tessera shall issue invoices to EEMS stating the quantity and type of Technical Services provided, the price of Technical Services forfeited, the applicable hourly rate, and the Open Service Balance remaining.

4.3    Risk Sharing.

       (a) If ESPL gross revenues in the calendar year 2000 are less than [*] U.S. DOLLARS (USD$[*]), EEMS may request that Tessera refund a portion of the Service Amount, provided that EEMS and ESPL have used their best efforts to maximize ESPL 2000 revenues. The amount of the refund shall be calculated as follows:

Refund Amount = [*],

       where "ESPL 2000 Revenues" shall mean all of revenue (as measured using Singapore GAAP) actually received from, or owed for, products or services made or provided using the TTPL Assets or TTPL Employees in the calendar year 2000. The Refund Amount shall not exceed $[*] even if there is no ESPL 2000 Revenue.

       (b) EEMS shall cause ESPL to use its best efforts to expedite the qualification, production, and delivery of its products and services; to achieve maximum capacity and production rate of its production line; and to sell products and services, and to invoice for such sales, as promptly as possible. During the calendar year 2000 EEMS shall deliver written reports to Tessera of ESPL actual monthly revenue fifteen (15) days after the end of each month. Within fifteen (15) days after the end of the third calendar quarter of 2000, EEMS shall deliver a forecast of EMPL revenue for the last calendar quarter.


                                                            Tessera Confidential

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.




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       (c) If EEMS is eligible for a Refund Amount, EEMS may elect to receive it in the form of cash (in US dollars) or in the form of an increase in the Open Service Balance. EEMS agrees to provide Tessera with written notice of its eligibility for such refund and its choice of receiving either cash or services. EEMS must provide such notice to Tessera, if at all, by January 31, 2001, after which the Tessera obligation to pay or credit the refund amount shall expire.

5.     CLOSING

       The closing of the transaction contemplated by this Agreement (the "Closing") shall occur June 19, 2000 (the "Closing Date") at the offices of EEMS first identified above.

6.     TESSERA WARRANTY

       Tessera warrants that the Technical Services will be performed in a commercially reasonable manner. EXCEPT FOR THIS WARRANTY, THE TECHNICAL SERVICES ARE PROVIDED "AS IS" AND TESSERA DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

7.     ADDITIONAL AGREEMENTS

       7.1 Consulting Services of Mr. Gates. Tessera agrees to use reasonable efforts to make Ken Gates, the Managing Director of TTPL and a Tessera employee, available to provide consulting services to EEMS to assist with the start up of ESPL until September 30, 2000. Such consulting services shall be provided free of charge on a mutually agreeable schedule. Mr. Gates will not be available from July 1, 2000 to July 15, 2000 and will take another two weeks home leave during the consulting period. Tessera will pay Mr. Gates' salary, benefits, and living and home leave travel expenses during the consulting period. After September 30, 2000, the parties may agree upon subsequent arrangements for Mr. Gates to continue to provide consulting services to ESPL, at Tessera's standard consulting rates on a daily basis with on-site work requiring two (2) weeks advance notice. Consulting services of Mr. Gates are provided AS IS, and Tessera shall not be responsible for any direct or indirect damages relating to such consulting services.

       7.2 Joint Development Agreement. Upon Closing, Tessera and EEMS agree to expeditiously negotiate a Joint Development Agreement (the "JDA") that would define joint development activity related to specific projects. An initial list of potential projects may include 1) FBGAs, 2) stack memory packages, 3) logic products, and 4) co-development opportunities in Singapore and Europe. Either party may propose other projects to be discussed.

       7.3 TTPL Undertaking. Tessera agrees to guarantee the undertakings TTPL under the Purchase and Sale Agreement.


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       7.4 Corporate Authorization. On or before Closing, each party shall have completed all corporate and other proceedings required to be taken to authorize the execution, delivery and performance of this Purchase and Sale Agreement.

       7.5 Assignment of Sales Contracts. In connection with the Purchase and Sale Agreement, Tessera agrees to notify it's customers of the sale of TTPL's business to ESPL and to encourage these customers to purchase these goods and services directly from EEMS or ESPL. To the extent that such customers request Tessera to complete existing purchase orders, however, EEMS agrees to provide packaging materials and services to Tessera at prices previously paid by Tessera to TTPL for the same goods and services, or at reasonable prices for different goods and services.

       7.6 Subletting Condition. If, after using its best efforts, ESPL does not receive the consent from the Jurong Town Corporation ("JTC") to sublease the premises on which TTPL currently conducts the TTPL Business within thirty (30) days after the Closing Date, the parties agree to discuss terms under which ESPL may relocate its operation of the TTPL Business. If, at the end of sixty (60) days after the Closing Date, neither JTC consents to the subletting by ESPL nor the parties agree on the terms for the relocation by ESPL, this Business Agreement shall be rescinded and considered null and void. Within fifteen (15) days after such event, Tessera will refund the Open Service Balance and the Royalty Buy-Down Price and EEMS will refund the difference in royalties it would have paid after Closing in the absence of making the Royalty Buy-Down Payment and the royalties actually paid after Closing. Further, EEMS will be responsible for costs it incurs in operation of the TTPL Business after the Closing Date. Immediately upon JTC consenting to the ESPL subletting or the parties agreeing to a relocation of ESPL, the condition stated in this Section shall be deemed to have been satisfied and the parties shall promptly execute a written acknowledgement thereof.

8.     MISCELLANEOUS.

       8.1 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, or will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person or entity unless specifically provided otherwise herein.

       8.2 Waiver.A delay or failure of a party to enforce at any time the provisions of this Agreement shall in no way be construed to be a present or future waiver of such provisions, and shall not in any way affect the right of any party to enforce each and every such provision thereafter. Any waiver, express or implied, by a party hereto of any right hereunder or default by another party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default.

       8.3 Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and EEMS at the addresses and facsimile numbers set forth below:


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
               Tessera:       Tessera, Inc.
                              3099 Orchard Dr.
                              San Jose, California 95134
                              Facsimile No.: 408-894-0768
                              Attn.: Chief Executive Officer

               EEMS :         EEMS Italia, SpA
                              Viale Delle Scienze, 5
                              021015 Cittaducale, Rieti, Italy
                              Facsimile No.: 390-746-604-262
                              Attn.: Managing Director

Either Tessera or EEMS may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices give to Tessera shall be deemed to be a notice to TTPL and all notices to EEMS shall be deemed to be a notice to ESPL. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day

       8.4 Equitable Relief: The parties acknowledge that the remedy at law for any breach, or threatened breach, or their respective covenants to consummate the transactions contemplated hereby will be inadequate and, each covenants and agrees that, with respect to any such breach or threatened breach, the other parties will, in addition to any other rights or remedies that they may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such equitable and injunctive relief as may be available.

       8.5 Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their reasonable efforts to agree upon a valid and enforceable provision that shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

       8.6 Force Majeure. None of the parties shall be liable for any failure to perform or for any delay in performance of any obligation under this Agreement caused by circumstances beyond their reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, labor disputes, acts of God, acts of any national, state, or local government authority, and judicial action, provided that the delayed party: (i) gives the other parties written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay of its performance.


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       8.7 Assignment. None of parties may assign this Agreement or any of their rights or obligations hereunder without the prior written consent of the other parties except upon merger, acquisition, consolidation or purchase of all, or substantially all, of the assigning party's assets; any such agreed upon assignment shall be binding upon and inure to the benefit of the successors of the parties hereto.

       8.8 No Agency. Nothing contained herein shall be deemed to create any association, partnership, joint venture, or relationship of principal or agent or master or servant between the parties hereto or any affiliates or subsidiaries thereof, or to provide any party with the right, power or authority to incur any obligation or make any representations, warranties or guarantees on behalf of any other party.

       8.9 Export Regulations. All parties shall comply with the laws and regulations of the government of the United States and of any other country as relevant to each party hereto relating to the export of commodities and technical data.

       8.10 Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement

       8.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

       8.12. Limitation of Liability. In no event shall any party be liable to another party for special, incidental, or consequential damages (including any damages resulting from loss of use, loss of profits or loss of business) arising out of or in connection with the performance by a party of any of its obligations hereunder, even if such party is informed of the possibility of such damages.

       8.13 Further Assurances. At any time or from time to time on and after the date of this Agreement, each party shall, at the request of the other party
(i) deliver to the requesting party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

       8.14. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Both parties shall use reasonable efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, the federal and state courts within Santa Clara County, California, shall have


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exclusive jurisdiction to adjudicate any litigation arising out of this
Agreement; each party hereto expressly consents to the personal jurisdiction and venue in such courts.

       8.15 Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and supersedes any course of dealing and usage of trade. There are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Agreed and Accepted

TESSERA, INC.                                   EEMS ITALIA, SPA

By: /s/ BRUCE McWILLIAMS                       By: /s/ ENZO D'ANTONIO
   ------------------------------------           ------------------------------
Print Name: Bruce McWilliams                   Print Name: Enzo D'Antonio
Title: CEO                                     Title: Managing Director
Date: JUNE 19, 2000                            Date: JUNE 19, 2000
     ----------------------------------             ----------------------------


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                                  SCHEDULE 2.1
                               TECHNICAL SERVICES

Tessera offers services to its key partners that provide the most comprehensive chip-scale packaging (CSP) design, test and failure analysis capability available in the industry. This unique capability and expertise in every facet of CSP. assembly is the culmination of a ten year investment in and focus on CSP technology leadership. The combination of broad CSP expertise and knowledge that only the technology leader can possess and a complete suite of engineering services offers Tessera's partners a significant competitive advantage in terms of reduced risk of entry into CSP assembly, dramatically improved time-to-market and guaranteed results.

Following is a synopsis of Tessera's design, test and failure analysis capability that offers a significant and unique competitive advantage to EEMS:

PACKAGE DESIGN:

1.     Low Cost uBGA Design

       -      Routing efficiency with single metal TAB

       -      Tape densification

       -      Radial/Angled lead design for bonding efficiency

       -      Cost modeling to analyze and optimize design

2.     High Performance uBGA Design

       -      Trace balancing for RDRAM, SRAM in single metal TAB uBGA

       -      Ground and Power plane integration for Two Metal uBGA

       - Electrical design rules developed for uBGA using modeling confirmed by design electrical performance testing

       -      High I/O Fine Pitch Bonding

3.     uBGA Reliability

       - uBGA lead and package construction design rules for a wide range device designs based on modeling, confirmed with reliability performance testing

       -      Large library of uBGA designs with yield and reliability history

       - Large library of Finite Element Modeling for uBGA package construction and lead design

4.     Test Vehicle Development

       -      Chip design

       -      Package/Tape design

       -      Test Board Design

5. Access to continuous updates to design rules resulting from ongoing reliability, yield, modeling and materials and construction analysis


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RELIABILITY AND FAILURE ANALYSIS:

1. Large library of reliability performance results for a broad range of uBGA designs incorporating many material sets:

       -      Alternative Nubbins/Encapsulents: Silicones, Epoxies, Cyanate
              Esters

       -      TAB Tape: Copper

       -      Lead Free Solder Balls: Sn/Ag, Sn/Ag/Cu

2. uBGA Temperature Cycle stress acceleration factors for shorter reliability evaluation cycles

3.     Failure Analysis techniques developed exclusively for uBGA packages

       -      Decapping

       -      X-Ray

PACKAGE/MATERIALS ANALYSIS:

1.     Capabilities focused on uBGA construction, processes and materials

       -      Thermal Deformation

       -      Modulus and Hardness

       -      Adhesion

       -      Viscosity

       -      Linear CTE

       -      Flex Fatigue

2. Large library of evaluation results for many materials from major semiconductor packaging materials and TAB tape suppliers

3. Correlation of materials analysis results to reliability performance and modeling

Tessera offers this comprehensive suite of services to its partners, providing them with a significant competitive advantage. The following pages show representative pricing of a cross section of services. Our intent is to demonstrate to EEMS our commitment to the partnership by offering this unique combination of engineering services coupled with our accumulated experience. The intent is to show representative pricing that is competitive with similar services offered by other companies that lack the broad and comprehensive expertise in CSP that will provide EEMS with a competitive advantage.

Please keep in mind that the following pricing is only representative of services offered to EEMS - actual quotes will be a function of a number of factors and will be similarly competitive.


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ENGINEERING SERVICES

   1 PACKAGE DESIGN
    SERVICES:
        Tape and Strip Layout
        Package Outline and Cross Section
        Package Specific Tooling
        Test Board Layout
        Documentation
        Design Specific:
            Electrical Simulation/Design
            Finite Element Analysis/Design
            Thermal Simulation/Design
    Pricing



        Standard Design                                 Typical Pricing
            Standard (Flash Memory)                     $[*] TO $[*]
            Large Die (DRAM)                             [*]
            High I/O                                     [*]
            Power                                        [*]
        High Performance Design
            Single Metal                                 [*]
            Two Metal                                    [*]
            Multilayer                                   [*]

Design and modeling/simulation services also available on an hourly charge basis.

Note: Pricing provided is typical. Actual pricing may vary from these estimates.
       Each design must be reviewed and quoted individually

2 RELIABILITY STRESSING SERVICES

        Preconditioning
            JEDEC Level 1, 2 or 3
        Temperature Cycle
            (0 to +100 Deg C, -40 to +125 Deg C,
            -55 to +125 Deg C or -65 to +150 Deg C)
        Pressure Cooker Test
            (121 Deg C, 2 Atm)
        High Temperature Storage
            (150 Deg C)
        Temperature Humidity
            (85 Deg C, 85% RH)
    Pricing
        Typical Qualification
            3 Lots; Standard Sample Size               $[*] TO $[*]

Reliability Stressing also available on a single stress, single sample basis.


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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3 FAILURE ANALYSIS
  SERVICES
      Opens Shorts Testing testing
      X-Ray (X-Tech)
      Cross section preparation and coating
      Cross section examination on SEM (Topcon SM-300)
      EDX analyses of 4 areas (Topcon SM-300/Kevex)
      Delamination (CSAM outsourcing)
      Decapsulation
      Report

Pricing
      Typical Failure Analysis associated with Full Qualification Stressing:
          2 ea Reject Opens/Shorts Verification
          2 hrs X-Ray
          4 Samples Cross Section Preparation
          2 Samples Cross Section/SEM
          4 Samples Decasulation/SEM

          Report                                          $[*] TO $[*]

Analysis services also available on an hourly or per sample basis.

4 PACKAGE CONSTRUCTION ANALYSIS SERVICES
      Overview Pictures
      Overall Dimensions
      Cross section preparation and coating
      Cross section examination on SEM (Topcon SM-300)
      EDX analyses of 4 areas (Topcon SM-300/Kevex)
      Delamination (CSAM outsourcing)
      Report

Pricing (Typical, Single Sample)                          $[*] to $[*]

Analysis services also available on an hourly or per sample basis.

5 PACKAGE PERFORMANCE ANALYSIS
      Thermal Deformation (PEMI II)
          at high temperature (150C)
      Thermal Deformation (PEMI II)
          at low temperature (-65C)
      Young's modulus and hardness
          of four constituents (MTS Nano Indenter XP)
      Die stud pull at temperature (Instron 5565)
      Die shear (Dage 4000)
          (excluding decapsulation)
      Die shear at temperature (Instron 5565)
      Solderball shear (page 4000)
      Report

Pricing (Typical, Single Sample)                          $[*] to $[*]


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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Analysis services also available on an hourly or per sample basis.

6 MATERIALS ANALYSIS SERVICES
     Viscosity of polymer (HAAKE RS 150 Rheometer)
     Linear CTE of polymer (PE DMA 7e)
     Mechanical properties (Instron 5565)
          at room temperature
     Mechanical properties (Instron 5565)
     at high/low temperatures
     Cure Test (HAAKE RS 150 Rheometer)
     Adhesion Test (Instron 5565)
     Flowability
     Printability
     Microhardness and Young's modulus (MTS Nano Indenter XP)
     Flex Fatigue (Durant Flex Fatigue Tester)
     Small load fatigue and static (Endura Tec QuikTest)

Analysis services available on an hourly or per sample basis.


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[TESSERA LOGO]
3099 ORCHARD DRIVE SAN JOSE, CA 95134 PHONE: (408) 894-0700 FAX: (408) 894-0768
--------------------------------------------------------------------------------


June 20, 2000

Enzo D'Antonio, President
EEMS Italia, SpA
Viale Delle Scienze
021015 Cittaducale, RI
Facsimile No.: 390-746-604-262

RE: Amendment of Business Agreement between EEMS Italia, SpA and Tessera, Inc., dated June 19, 2000 (the "Business Agreement")

Dear Enzo:

The purpose of this letter is amend the Business Agreement to the extent it provides for the buy-down of royalty rates under our TCC License Agreement, dated September 24, 1999.

Specifically, if the Business Agreement is rescinded and considered void pursuant to Section 7.6, EEMS and Tessera agree that the royalty buy-down under the TCC License Agreement, which is provided for in Section 3 of the Business Agreement, will survive and remain effective. Consequently, Tessera will not have to refund the Royalty Buy Down Price and EEMS will not have to refund the difference in royalties it would have paid after Closing in the absence of making the Royalty Buy-Down payment and the royalties actually paid after Closing.

We look forward to a successful implementation of the Business Agreement. Thank you.

Very truly yours,                             EEMS Italia, SpA

/s/ BRUCE McWILLIAMS                          /s/ ENZO D'ANTONIO
Bruce McWilliams                              Enzo D'Antonio
President and CEO                             President


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